Exhibit 10.2

WAIVER AND FOURTH AMENDING AGREEMENT TO LOAN AGREEMENT

THIS WAIVER AND FOURTH AMENDING AGREEMENT (this “Agreement”) is made as of January 25, 2018

AMONG:

BIOAMBER SARNIA INC.

as Borrower

-and-

THE LENDERS PARTY HERETO

-and-

COMERICA BANK

as Agent

BACKGROUND

WHEREAS pursuant to a loan agreement dated as of June 20, 2014 (as amended by a waiver and first amending agreement dated May 12, 2015, by a waiver, consent and second amending agreement made as of August 9, 2016, and by a waiver and third amending agreement dated September 26, 2017) among the parties hereto, the Secured Parties agreed to make certain credit facilities available to the Borrower for the purposes set forth therein on and subject to the terms and conditions set forth therein (the “Loan Agreement”);

AND WHEREAS the Borrower has requested the Secured Parties grant certain waivers under and to agree to certain amendments of the Loan Agreement as set out in this Agreement and the Secured Parties are prepared to grant the waivers and agree to amend certain provisions of the Loan Agreement all as set out in this Agreement and on and subject to the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the mutual obligations contained herein and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Unless otherwise defined herein, words and expressions defined or given extended meanings in the Loan Agreement are used with the same respective defined or extended meanings in this Agreement. In addition, words and expressions defined in Article 3 are used with the same respective defined or extended meanings elsewhere in this Agreement.

1.2	Reference to Agreements

Each reference in this Agreement to any agreement or document (including this Agreement and any other defined term that is an agreement) shall be construed so as to include such agreement or document (including any attached schedules, appendices and exhibits) and each change thereto made at or before the time in question.

1.3	Headings, etc.

The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection, paragraph, subparagraph, clause or other portion of this Agreement. The Annexes attached hereto form an integral part of this Agreement.

1.4	Grammatical Variations

In this Agreement, unless the context otherwise requires, (a) words and expressions (including words and expressions (capitalized or not) defined, given extended meanings or incorporated by reference herein) in the singular include the plural and vice versa (the necessary changes being made to fit the context), (b) words in one gender include all genders and (c) grammatical variations of words and expressions (capitalized or not) which are defined, given extended meanings or incorporated by reference in this Agreement shall be construed in like manner.

ARTICLE 2

WAIVER

2.1	Waiver

Subject to Article 4 and the other terms and conditions in this Agreement, the Secured Parties party hereto, constituting the Agent and all of the Lenders, hereby waive (collectively, the “Waivers”):

(a)

non-compliance by the Borrower with the covenants and agreements set out in Section 9.2.2 of the Loan Agreement as a result of the Borrower’s failure to achieve aggregate Gross Revenue from Project Sales of CAD $7,500,000 for the three months ending October 31, 2017, November 30, 2017 and December 31, 2017;

(b)

non-compliance by the Borrower with the covenants and agreements set out in Section 9.2.3 of the Loan Agreement as a result of the Borrower’s failure to maintain a Minimum Cash Balance of not less than CAD $4,000,000 at all times;

(c)

Events of Default that arose pursuant to Section 10.1.18 of the Loan Agreement prior to the date hereof as a consequence of the Borrower’s failure to meet its financial projections as reported to the Lenders pursuant to Section 9.1.1 of the Loan Agreement.

The Waivers are only in respect of those matters expressly referred to in paragraphs (a), (b) and (c) of this Section 2.1 and shall not in any way be construed as a consent to, or a waiver of, any other condition, matter or provision relating to, or contained in, the Loan Agreement or any other Secured Document.

2.2	Validity

The Waivers shall be void and of no force and effect if any of the conditions set forth in Article 4 are not satisfied, fulfilled or otherwise met to the satisfaction of all of the Secured Parties, in which event the Secured Parties shall be deemed never to have given the Waivers.

ARTICLE 3

AMENDMENTS

3.1	Amendments

Subject to Article 4 and the other terms and conditions in this Agreement, the Loan Agreement is hereby amended as follows:

(a)

Section 5.6.3(f) of the Loan Agreement is amended by adding the words “After the earliest to occur of December 31, 2018, the time at which Secured Obligations are paid in full, and such other date as may be agreed to by the Required Lenders” at the beginning of such subparagraph;

(b)	Section 5.6.3(i) of the Loan Agreement is amended by deleting the word “annually”;

(c)	Section 9.1.1 of the Loan Agreement is amended by adding the following paragraphs 9.1.1(i) – 9.1.1(o):

“9.1.1(i)     by not later than 2:00 p.m. of each Friday commencing on the first Friday after the date of the Waiver and Fourth Amending Agreement to Loan Agreement (the “Fourth Amending Agreement”), a written update on its efforts to secure any potential sale, refinancing, recapitalization and/or new capital raise, including but not limited to updates on the status of the working capital line, and full disclosure on the target groups being considered for strategic partnership (a “Recapitalization”);

9.1.1(j)     by not later than 2:00 p.m. of each Friday commencing on the first Friday after the date of the Fourth Amending Agreement, a written update on its efforts to enter into a tolling agreement with a third party in respect of production by such third party of products other than succinic acid using the facilities at the Borrower’s Plant;

9.1.1(k)     within thirty (30) days after the end of each calendar month of each Fiscal Year, copies of the Borrower’s most recent internal and up to date aged listings of accounts payable, accounts receivable, priority payables and sales in pipeline;

9.1.1(l)     by not later than 2:00 p.m. of each Friday commencing on December 22, 2017, weekly rolling 13-week cash flow projections (the “Weekly Cash Flow Projections”) for the Borrower and BioAmber (compiled both individually and on a consolidated basis) reviewed by the Secured Parties’ Consultant, Raymond Chabot Grant Thornton & CIE General Partnership (the “Consultant”) with respect to the reasonableness of the underlying assumptions, which Weekly Cash Flow Projections shall be substantially in the same format and prepared on substantially the same basis as the initial cash flow projections attached as Schedule “A” hereto (the “Initial Cash Flow Projection”), and shall include all projected payments by the Borrower in the relevant time period and shall otherwise be in form and substance satisfactory to the Secured Parties;

9.1.1(m)     concurrent with the delivery of the Weekly Cash Flow Projections a report (a “Variance Report”), which sets out:

(a)	the Borrower’s actual cash flow for the prior week, as compared to the projected cash flow set out in the comparable week in the Initial Cash Flow Projection;

(b)

any variance in the individual line items of the Borrower’s actual cash flow for any particular week from that set out in the Initial Cash Flow Projection in excess of $50,000 or 5% with a written explanation of any such variance acknowledged by a senior officer of the Borrower;

9.1.1(n)     by not later than 90 days after the date of the Fourth Amending Agreement, third party documentation which validates to the satisfaction of the Secured Parties the Borrower’s present and forecasted production modelling, including efficiencies to be gained from the Borrower’s proposed Capital Expenditure plan to remove bottlenecks as presented by the Borrower to the Secured Parties;

9.1.1(o)     by not later than December 22, 2017 and immediately from time to time thereafter as requested by the Agent, the Borrower shall advise the Agent of the existence of any unpaid past due Statutory Prior Claims and shall provide documentation, including but not limited to account statements, evidencing the amount of any such past due Statutory Prior Claims.”

(d)	Section 9.2.2 of the Loan Agreement is hereby amended by deleting it in its entirety;

(e)	Section 9.2.3 of the Loan Agreement is hereby amended by deleting it in its entirety;

(f)	Section 9.3 of the Loan Agreement is hereby amended by adding the following paragraph 9.3.35:

“9.3.35     Recapitalization. By no later than March 15, 2018, the Borrower shall provide to the Secured Parties a letter of intent or other legally binding commitment or agreement for a Recapitalization transaction that is in form and substance satisfactory to the Secured Parties.”

(h)	Section 9.4.16(a) of the Loan Agreement is amended by adding the following subparagraph (x):

“9.4.16     the Permitted Distribution occurs after the earliest of December 31, 2019, the time at which Secured Obligations are paid in full, and such other date as may be agreed to by the Required Lenders.”

(i)	Section 9.4 of the Loan Agreement is amended by adding the following paragraphs 9.4.32 and 9.4.33:

“9.4.32     Management Compensation. The Borrower shall not make any modification resulting in an increase to any management or executive compensation arrangements and will not pay any discretionary or non-discretionary bonuses to members of the management team or executives without the prior written consent of the Secured Parties.

9.4.33     Payments. Notwithstanding any other provision of this Agreement or any Loan Document, the Borrower shall not make any payments that are not contemplated by the Weekly Cash Flow Projections.”

(j)	Section 10.1 of the Loan Agreement is amended by adding the following paragraphs 10.1.30 – 10.1.41:

“10.1.30     Cash Flow. On or after December 22, 2017, any Weekly Cash Flow Projections prepared and delivered by the Borrower in respect of the Borrower and BioAmber pursuant to Section 9.1.1(1) of the Loan Agreement do not show a positive forecast cash balance for each of the Borrower and BioAmber at all times during the four week period immediately following delivery of such Weekly Cash Flow Projections;

10.1.31     BDC Intercreditor Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the BDC Intercreditor Agreement duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.32     SJIF Intercreditor Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the SJIF Intercreditor Agreement duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.33     BioAmber Subordination Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the subordination agreement dated May 12, 2015, as amended by an amending agreement dated as of August 9, 2016, among BioAmber, the Borrower and the Agent duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.34     Mitsui Subordination Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the subordination agreement made as of May 12, 2015, among Mitsui, the Borrower and the Agent, as consented to by a consent made as of August 9, 2016, duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.35     BDC Loan Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the BDC Loan Agreement between the Borrower and BDC duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.36     SJIF Loan Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the SJIF Loan Agreement between the Borrower and the SJIF Lender duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.37     PI Contribution Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the PI Contribution Agreement between the Borrower and the PI Lender duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.38     AIP Loan Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the AIP Loan Agreement between the Borrower and the AIP Lender duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.39     SCA Debenture. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the SCA Debenture between the Borrower and SCA duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement;

10.1.40     SDTC Contribution Agreement. The Borrower does not deliver an amending agreement in form and substance satisfactory to the Secured Parties with respect to the SDTC Contribution Agreement between the Borrower and the SDTC Lender, as amended by the modification to the contribution agreement dated May 23, 2012 and the extension dated September 24, 2012 and an amendment dated December 18, 2014, duly executed by each party thereto within sixty (60) days of the date of the Fourth Amending Agreement; and

10.1.41     Mitsui’s Prior Consent. The Borrower does not deliver the required consent from Mitsui as per Section 4.1(i) of the Fourth Amending Agreement within fifteen (15) days of the date of the Fourth Amending Agreement.”

3.2	Validity

Each of the foregoing amendments to the Loan Agreement set forth in Section 3.1 (collectively, the “Amendments”) shall be void and of no force and effect if any of the conditions set forth in Article 4 is not satisfied, fulfilled or otherwise met to the satisfaction of all of the Secured Parties, in which event the Secured Parties shall be deemed never to have agreed to give the Amendments.

ARTICLE 4

CONDITIONS PRECEDENT TO WAIVERS AND AMENDMENTS

4.1	Conditions Precedent

None of the Waivers nor the Amendments shall become effective unless (i) the Borrower has obtained the required consent from Mitsui & Co., Ltd. (“Mitsui”), according to the provisions contained at Section 2 of the Indemnity Agreement dated August 1st, 2017 entered into between the Borrower, BioAmber Inc. and Mitsui, and (ii) the conditions precedent set forth in this Section 4.1 have been satisfied, fulfilled or otherwise met to the satisfaction of all of the Secured Parties and the Agent confirms in writing to the Borrower and provides a copy to the Secured Parties (the “Effective Notice”):

4.1.1     the Agent shall have received each of the following in form and substance satisfactory to the Secured Parties (in original, or, at the Agent’s discretion, pdf or other copy):

(a)	this Agreement duly executed by each party hereto;

(b)	a guarantee and security confirmation duly executed by each Obligor in respect of this Agreement and the Security Documents to which such Obligor is party;

(c)	a disclosure agreement duly executed by the Borrower in favour of EDC in form and substance satisfactory to Export Development Canada;

(d)

a Certificate of each of the Borrower and BioAmber (i) attaching true copies of (A) such party’s Constitutional Documents and (B) documents evidencing all necessary internal corporate and/or other management action taken by such party to authorize the execution, delivery and performance by it of this Agreement and each agreement and document contemplated herein to which it is a party and the consummation of the transactions contemplated thereby and (ii) certifying (A) as to incumbency and true signatures of its Responsible Officers signatory to the Loan Documents, (B) no Material Adverse Change has occurred since November 21, 2017, (C) in the case of the Borrower only, each of the representations and warranties under Section 8.1 of the Loan Agreement is true and correct in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it must be true and correct in all respects) on the date hereof and as of the Effective Date, (D) no Default, Event of Default or Material Adverse Change exists on the date hereof and on the Effective Date, and (E) no Default or Event of Default shall have occurred and be continuing or will result from giving effect to the Waivers and the Amendments before or after giving effect to any of the Waivers or the Amendments; and (F) there shall not exist on the date any injunction or temporary restraining order which would prohibit the transactions contemplated under this Agreement, or any litigation which would reasonably be expected to result in a Material Adverse Effect;

(e)

favourable opinions from the Borrower’s Counsel addressed to the Secured Parties and the Lenders’ Counsel, McMillan LLP, in respect of the laws of jurisdictions and in such form as the Agent (acting on the advice Lenders’ Counsel) may reasonably require;

(f)	such other agreements, documents and instruments as the Agent may, in its judgment, require;

4.1.2     the Lenders shall have engaged the Consultant, at the Borrower’s expense (the “Engagement”) on terms and conditions in form and substance satisfactory to the Lenders which terms and conditions shall include the Borrower’s agreement to cooperate with the Consultant at all times and to provide the Consultant with unfettered access to the Borrower’s information, books, records, management and personnel as deemed necessary or appropriate by the Consultant. The Borrower shall also have agreed that the Consultant will not be precluded by reason of the Engagement from accepting any other engagement or mandate in respect of the Borrower, including but not limited to appointments under statute or by court order, should circumstances so warrant;

4.1.3     the Borrower shall have engaged Nexant Inc. on or before December 15, 2017 as an appraiser (the “Appraiser”), to conduct an appraisal, at the Borrower’s expense, of all plant and equipment of the Borrower located in Sarnia using both an income approach and on a liquidation basis, and otherwise on terms and conditions in form and substance satisfactory to the Secured Parties (the “Appraisal”), which terms and conditions shall include the Borrower’s agreement that the Appraiser will have the unfettered ability to communicate directly to the Secured Parties the scope of the Appraisal and all information and findings arising from or in relation to the Appraisal;

4.1.4     the Borrower shall have provided the lenders with the names of the large global strategic partners interested in obtaining a stake in the Borrower as referred to in the Borrower’s letter to the Secured Parties dated November 21, 2017, together with financial information that demonstrates to the satisfaction of the Borrower in its reasonable business judgment, the financial capability of such partners to consummate a transaction on a timely basis;

4.1.5     the Borrower shall have paid to Comerica Bank by no later than December 31, 2017, an amount sufficient to repay all amounts owing to Comerica Bank under the Comerica Credit Card, after which payment the Comerica Credit Card shall be permanently cancelled;

4.1.6     the Secured Parties’ shall have received copies of all management and executive employment agreements and all current management and executive compensation plans and bonus structures and same shall be in form and substance satisfactory to the Secured Parties;

4.1.7     all of the representations and warranties contained in Section 5.1 are true and correct on and as of the date hereof and on the Effective Date;

4.1.8     there shall not exist on the date hereof and on the Effective Date any injunction or temporary restraining order which, in the judgment of the Agent, would prohibit the transactions contemplated under this Agreement, or any litigation which would reasonably be expected to result in a Material Adverse Effect;

4.1.9     the Agent shall have received from the Borrower payment in full of all reasonable out-of-pocket fees, costs and expenses incurred by the Secured Parties (including the fees, costs and expenses of the Lenders’ Counsel) in connection with this Agreement and the transactions contemplated herein; and

4.1.10   the Agent shall have received from the Borrower payment in full of all fees which each of them is entitled to receive on or prior to the date hereof under or in connection with any Loan Document, this Agreement and the transactions contemplated herein, including payment by the Borrower to the Agent (for the account of the Lenders) of an amendment fee in the amount of $10,000.

The Effective Notice shall stipulate the date on which the Waivers and the Amendments shall take effect (the “Effective Date”). Subject to Sections 2.2 and 3.2, the Waivers and the Amendments shall take effect as of and from the Effective Date. The Loan Agreement as amended by the Amendments shall constitute one agreement, and the Loan Agreement as so amended is hereby ratified and confirmed by the parties hereto.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Borrower

The Borrower represents and warrants to and in favour of each of the Secured Parties as follows:

5.1.1     The representations and warranties made by it to the Secured Parties under Article 8 of the Loan Agreement are true, accurate and complete in all material respects (except to the extent any such representation or warranty is already qualified by materiality, in which case it must be true and correct in all respects) as if they were made both on the date of execution and delivery hereof and on the Effective Date with references therein to the Loan Agreement being replaced by references to this Agreement and the Loan Agreement as amended by the Amendments.

5.1.2     All of the representations and warranties contained in this Article 5 are true and correct on and as of the date of execution and delivery hereof and on the Effective Date.

ARTICLE 6

CONFIRMATIONS AND COVENANTS OF THE BORROWER

6.1	Negative Covenants

The Borrower covenants and agrees that from the date of the Fourth Amending Agreement until the Agent delivers the Effective Notice, the Borrower shall not make any payments that are not contemplated by the Initial Cash Flow Projection attached as Schedule “A” hereto. Without limiting the generality of the foregoing, the Borrower shall not make any payments as described in section 5.6.3(f) of the Loan Agreement without the written consent of the Secured Parties from the date of the Fourth Amending Agreement until the Agent delivers the Effective Notice.

6.2	Confirmations

6.2.1     This Agreement is not intended by the parties to, and shall not constitute, a payment, discharge, satisfaction or novation of any obligation of the Borrower to the Secured Parties, including the whole or any item or part of the Secured Obligations.

6.2.2     The Borrower ratifies and confirms its Secured Obligations, as amended by the Amendments, and confirms and agrees that its Secured Obligations continue in full force and effect without amendment, restatement, supplement, variation, novation or other change, except to the extent expressly amended by the Amendments, and is binding upon it.

6.2.3     The execution, delivery and effectiveness of this Agreement shall not in any manner whatsoever reduce, release, discharge, impair or otherwise prejudice or change the rights of the Secured Parties, including the whole or any item or part of the Secured Obligations, arising under, by reason of or otherwise in respect of any Secured Documents to which the Borrower is a party, except to the extent expressly set out herein.

6.2.4     The execution, delivery and effectiveness of this Agreement shall not, except as previously provided herein, operate as or in any way be construed as a consent to, or a waiver of, any other matter or provision relating to, or contained in, the Loan Agreement or any other Secured Document to which the Borrower is a party.

6.2.5     The Borrower confirms and agrees that the postponements and other obligations expressed to be binding on it under or pursuant to the Loan Agreement and other Secured Documents to which the Borrower is a party, except for the Amendments, be unaffected by and shall be binding upon the Borrower and continue in full force and effect, inter alia, securing the Secured Obligations of the Borrower, and the entry into effect of this Agreement shall not in any manner whatsoever reduce, release, discharge, terminate, impair or otherwise prejudice or change the rights of the Secured Parties arising under, by reason of or otherwise in respect of such postponements and other obligations constituted by the Loan Agreement and other Secured Documents to which the Borrower is a party.

6.2.6     The Borrower confirms and agrees that the Liens, postponements and subordinations expressed to be granted by the Borrower in favour of the Secured Parties under the Loan Agreement and other Secured Documents to which the Borrower is a party as security for the Secured Obligations (the “Existing Security”) shall be binding upon it and the Collateral (as defined in each Secured Document to which the Borrower is a party) and shall, except for the Amendments, be unaffected by and shall continue in full force and effect notwithstanding this Agreement, and the execution and delivery of this Agreement shall not in any manner whatsoever reduce, release, discharge, terminate, impair or otherwise prejudice or change the rights of the Secured Parties arising under, by reason of or otherwise in respect of the Loan Agreement and other Secured Documents to which the Borrower is a party, except for the Amendments.

6.2.7     The Borrower ratifies and confirms its obligations under the Loan Agreement and other Secured Documents to which the Borrower is a party and agrees that its obligations under the Loan Agreement and other Secured Documents to which the Borrower is a party continue in full force and effect without change, except for the Amendments, and is binding upon the Borrower.

6.2.8     The Borrower ratifies and confirms the Loan Agreement and other Secured Documents to which the Borrower is a party and its Existing Security and confirms and agrees that its Existing Security continues in full force and effect without change, and each of the Loan Agreement and other Secured Documents to which the Borrower is a party and the Existing Security is binding upon the Collateral (as defined in each applicable Secured Document to which the Borrower is a party), continues to secure the obligations expressed to be secured thereby.

6.2.9     The Borrower hereby confirms that it has no claim for set-off, counter-claim or damages on any basis whatsoever against the Agent or any of the Secured Parties and the Borrower hereby releases and forever discharges the Agent and each of the Secured Parties, and the Agent’s and each of the Secured Parties’ employees, officers, directors, agents and advisors and their representatives and successors from any and all manner of actions, causes of actions, suits, contracts, claims, demands, damages, costs and expenses of any nature or kind whatsoever, whether known or unknown, suspected or unsuspected whether at law or in equity, which the Borrower ever had or now have or which the Borrower or its administrators, officers, agents, successors and assigns hereafter can, shall or may have or by reason of any cause, matter or thing whatsoever existing up to the present time and relating to the Loan Agreement, the other Loan Documents, the Secured Obligations, the Guarantees, the Sponsors Security Documents, or the Agent’s or the Secured Parties’ actions, errors or omissions with regard thereto.

ARTICLE 7

GENERAL

7.1	Further Assurances

The Borrower shall, at its own expense, do, make, execute or deliver all such further acts, documents and things in connection with this Agreement as the Agent may reasonably require for the purpose of giving effect to this Agreement, all promptly following the request of the Agent.

7.2	Fees & Expenses

The Borrower shall promptly following the request by the Agent, reimburse the Agent and the Lenders on a full indemnity basis for all reasonable out-of-pocket fees, costs and expenses incurred by the Agent and the Lenders (including fees, costs and expenses of Lenders’ Counsel) in connection with this Agreement and the transactions contemplated herein.

7.3	Benefit & Burden

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and each assignee of some or all of the rights or obligations of the parties under the Loan Documents permitted by Section 12.10 of the Loan Agreement.

7.4	Loan Document

This Agreement shall constitute a Loan Document and the negative covenants contained herein shall constitute negative covenants under section 9.4 of the Loan Agreement.

7.5	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same agreement, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Transmission of a copy of an executed signature page of this Agreement by facsimile or e-mail in pdf format by one party hereto to each other party hereto, shall be as effective as delivery of an original manually executed counterpart hereof to each other party hereto.

7.6	Governing Law

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws in force in the Province of Ontario, including the federal laws of Canada applicable therein, but excluding choice of law rules. Such choice of law shall, however, be without prejudice to or limitation of any other rights available to the Secured Parties under the laws of any jurisdiction where the Borrower or its property may be located.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed

BIOAMBER SARNIA INC.

By:	/s/ Mike Hartmann
Name: Mike Hartmann
Title: President

COMERICA BANK, as Agent

By:	/s/ illegible
Name:
Title:

By:
Name:
Title:

COMERICA BANK, as Lender

By:	/s/ illegible
Name:
Title:

By:
Name:
Title:

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ Frank Kelly
Name: Frank Kelly
Title: Director, Extractive Industries Structured and Project Finance

By:	/s/ Jean-Philippe Nolet
Name: Jean-Philippe Nolet
Title: Sr Project Finance Manager Structured and Project Finance

FARM CREDIT CANADA, as Lender

By:	/s/ Jason Inman
Name: Jason Inman
Title: Senior Account Manager

By:
Name:
Title:

SCHEDULE “A”

INITIAL CASH FLOW PROJECTION